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                                                                    EXHIBIT 11.1

                STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
           (DOLLARS IN THOUSANDS EXCEPT PER SHARE AND SHARE AMOUNTS)

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                                                        TWELVE MONTHS ENDED   TWELVE MONTHS ENDED
                                                        SEPTEMBER 30, 1995    SEPTEMBER 30, 1996
                                                        -------------------   -------------------
PRIMARY:
Net income............................................            $401                $1,484
Weighted Average Shares of Common Stock Outstanding...       3,870,000             3,871,153
Dilutive Effect of Options Issued prior to 5/10/96....         360,119               351,344
Dilutive Effect of Options Exercised                                                     964
Effect of Cheap Stock Options.........................         174,248               163,562
Conversion of Preferred Stock.........................       2,502,696             2,502,696
Shares issued in IPO..................................              --               285,326
Shares issuable in IPO to fund Cumulative Dividends...          42,210                37,126
                                                             ---------             ---------
Primary weighted average number of common and common
  equivalent shares outstanding.......................       6,949,273             7,212,171
                                                             =========             =========
Primary net income per share..........................           $0.06                 $0.21
                                                             =========             =========
FULLY DILUTED:
Net income............................................            $401                $1,484
Weighted Average Shares of Common Stock Outstanding...       3,870,000             3,871,153
Dilutive Effect of Options Issued prior to 5/10/96....         360,119               361,442
Dilutive Effect of Options Exercised..................              --                   991
Effect of Cheap Stock Options.........................         174,248               163,562
Conversion of Preferred Stock.........................       2,502,696             2,502,696
Shares issued in IPO..................................              --               285,326
Shares issuable in IPO to fund Cumulative Dividends...          42,210                37,127
                                                             ---------             ---------
Fully Diluted weighted average number of common and
  common equivalent shares outstanding................       6,949,273             7,222,297
Fully Diluted net income per share....................           $0.06                 $0.21
                                                             =========             =========
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